Exhibit 99.1

News For Immediate Release

Memorial Production Partners LP Announces Fourth Quarter and

Full-Year 2014 Results and 2015 Guidance

HOUSTON, February 25, 2015—Memorial Production Partners LP (NASDAQ: MEMP) announced today its operating and financial results for the three and twelve months ended December 31, 2014. In addition, MEMP provided 2015 guidance.

Full-Year 2014 Highlights:

■	Average daily production increased 29% to 199.7 MMcfe/d for the full year 2014, compared to 154.3 MMcfe/d in 2013.

■	Adjusted EBITDA(1) increased 40% to $309.9 million for the full year 2014, compared to $222.2 million in 2013.

■	Year-end proved reserves increased 43% to 1.45 Tcfe, compared to year-end 2013 proved reserves of 1.02 Tcfe.

“2014 was a year of significant growth across all metrics for MEMP. We closed over $1.1 billion in acquisitions, expanding our presence in the Rockies, South Texas, and East Texas,” said John A. Weinzierl, Chairman and CEO. “We were also very active in the capital markets, raising over $1.0 billion in debt and equity, in order to fund our growth in a balanced manner and provide liquidity under our revolver. We remain encouraged about our future performance, fueled by a great asset base, a best in class hedging program and significant strength and flexibility on our balance sheet.”

“Including the impact of our recently announced acquisition, the midpoint of MEMP’s 2015 capital program is approximately 29% lower than its capital spending levels in 2014 while still delivering production and cash flow growth,” said William J. “Bill” Scarff, President. “Despite severe market volatility, we remain confident in our ability to deliver stable distributions based on a 2015 capital budget focused on lower risk, solid return projects even at current commodity prices. And with approximately $855 million of liquidity under our revolver, we have the optionality and the ability to continue to grow the partnership through prudent acquisitions.”

Review of Fourth Quarter 2014

■	Average daily production increased 9% to 227.8 MMcfe for the fourth quarter 2014, compared to 208.6 MMcfe for the third quarter 2014.

■

Crude oil, natural gas and NGLs sales, excluding commodity derivatives settlements, were $121.9 million in the fourth quarter of 2014, compared to $145.8 million in the third quarter of 2014. On a Mcfe basis, crude oil, natural gas and NGLs represented 30%, 52% and 18%, respectively, of sales volumes. On a revenue basis, crude oil, natural gas and NGLs sales represented 58%, 29% and 13%, respectively, of total oil and natural gas revenues.

■	Average realized prices, excluding commodity derivatives settlements:

	Q4	Q3
	2014	2014	% Increase/(Decrease)
Oil (per Bbl)	$67.87	$90.63	(25)
Natural gas (per Mcf)	3.29	3.67	(10)
NGL (per Bbl)	24.43	36.01	(32)

Total per (Mcfe)	$5.82	$7.60	(23)

■	Averaged realized prices, including commodity derivatives settlements, were $7.18 per Mcfe in the fourth quarter of 2014, compared to $7.65 per Mcfe in the third quarter of 2014.

■

Adjusted EBITDA was $91.1 million for the fourth quarter of 2014 compared to $90.0 million for the third quarter of 2014. Despite a meaningful increase in production volumes, Adjusted EBITDA was negatively impacted by the severe downturn in commodity prices throughout the quarter.

■	Distributable cash flow (1) available to limited partners for the fourth quarter of 2014 was $39.7 million.

■

Total lease operating expenses were $1.97 per Mcfe in the fourth quarter of 2014 compared to $2.05 per Mcfe in the third quarter of 2014. The decrease was primarily due to increased production between periods.

■

Production and ad valorem taxes were $0.40 per Mcfe in the fourth quarter of 2014 compared to $0.55 per Mcfe in the third quarter of 2014. The variance was primarily due to decreased ad valorem taxes and refunds associated with new horizontal wells drilled in East Texas.

■	General and administrative expenses (“G&A”) were $13.9 million for the fourth quarter of 2014, compared to $11.2 million for the third quarter of 2014. The $13.9 million included $2.5 million and $0.5 million, respectively, of unit-based compensation expense and acquisition related costs, as well as a non-cash charge of approximately $1.4 million related to MEMP’s office move in the quarter and obligations under the prior office lease.

■

Gains of $521.0 million on commodity derivatives were recorded during the fourth quarter of 2014, which included $492.4 million of non-cash gains from the change in fair value of hedge positions primarily due to decreases in commodity prices. Cash settlements received on commodity derivatives were $28.5 million. Total hedged production in the fourth quarter of 2014 was 17.3 Bcfe, or 82% of fourth quarter production of 21.0 Bcfe, at an average hedge price of $8.53 per Mcfe.

■

Non-cash impairment charges for the fourth quarter of 2014 were $340.4 million and due to reserve revisions and significant declines in commodity prices related to certain proved oil and natural gas properties located in the Permian Basin and in East Texas.

■	Net interest expense was $23.0 million during the fourth quarter of 2014, including $1.9 million of non-cash amortization of deferred financing fees and accretion of senior notes discount.

■	Total capital expenditures, excluding acquisitions, on proved oil and gas properties for the fourth quarter of 2014 were $67.8 million, including maintenance capital expenditures of $25.7 million.

Review of Full-Year 2014 Results

■	Average daily production increased 29% to 199.7 MMcfe for the full year of 2014, compared to 154.3 MMcfe for the full year of 2013.

■

Crude oil, natural gas and NGLs sales, excluding commodity derivatives settlements, were $490.2 million in 2014, compared to $341.2 million in 2013. On a Mcfe basis, crude oil, natural gas and NGLs represented 25%, 57% and 18%, respectively, of sales volumes. On a revenue basis, crude oil, natural gas and NGLs sales represented 54%, 33% and 13%, respectively, of total oil and natural gas revenues.

■	Average realized prices, excluding commodity derivatives settlements:

Year Ended December 31,	2014	2013	% Increase/(Decrease)
Oil (per Bbl)	$84.88	$96.98	(13)
Natural gas (per Mcf)	3.93	3.31	19
NGL (per Bbl)	30.20	31.38	(4)

Total per (Mcfe)	$6.72	$6.06	11

■	Averaged realized prices, including commodity derivatives settlements, were $6.91 per Mcfe in 2014, compared to $6.41 per Mcfe in 2013.

■	Adjusted EBITDA increased 40% to $309.9 million for the full year of 2014 from $222.2 million for the full year of 2013. The increase was primarily due to third party acquisitions.

■	Distributable cash flow available to limited partners for the full year of 2014 was $137.7 million.

■

Total lease operating expenses were $1.85 per Mcfe in 2014 compared to $1.58 per Mcfe in 2013. The increase was primarily due to an increase in production from oil properties, which generally incur higher lease operating expenses on a per unit basis than natural gas properties, and increased workover and maintenance expenses on MEMP’s Wyoming properties.

■	Production and ad valorem taxes were $0.43 per Mcfe in 2014, compared to $0.32 per Mcfe in 2013. The increase was primarily due to higher taxes related to MEMP’s oil producing properties in Wyoming.

■

G&A was $45.6 million for 2014, compared to $43.5 million in 2013. The $45.6 million during 2014 included $7.9 million and $4.4 million, respectively, of non-cash compensation expense and acquisition related costs, compared to $4.6 million and $6.7 million, respectively, in 2013.

■

Gains of $492.3 million on commodity derivatives were recorded during 2014, which included $478.7 million of non-cash gains from the change in fair value of hedge positions primarily due to decreases in commodity prices. Total hedged production in 2014 was 63.0 Bcfe, or 86% of 2014 production of 72.9 Bcfe, at an average hedge price of $7.91 per Mcfe.

■

Non-cash impairment charges in 2014 were $407.5 million. The impairments were due to reserve revisions and significant declines in commodity prices related to certain proved oil and natural gas properties located in the Permian Basin, East Texas and South Texas.

■	Net interest expense was $83.6 million during 2014, including $6.1 million of non-cash amortization of deferred financing fees and accretion of senior notes discount.

■

Total capital expenditures, excluding acquisitions, on proved oil and gas properties for the full year 2014 were $282.1 million. Total estimated maintenance capital expenditures for the full year were $89.6 million.

Reserves Update

As of December 31, 2014, MEMP’s estimated proved reserves were 1.45 Tcfe, a 43% increase over proved reserves of 1.02 Tcfe in 2013. The proved reserves commodity mix was 62% liquids (41% oil and 21% NGLs) and 38% natural gas. Approximately 63% of proved reserves were classified as proved developed with a proved reserve life of approximately 18 years. The total standardized measure (2) of discounted future net cash flows was $2.8 billion based on SEC pricing as of December 31, 2014.

Estimated Proved Reserves

	Oil	NGL	Gas	Total
	(MBbl)	(MBbl)	(MMcf)	(MMcfe)

PDP	47,048	28,711	339,806	794,352
PDNP	7,478	6,828	40,591	126,431
PUD	45,044	13,939	179,230	533,128

Proved	99,570	49,478	559,627	1,453,911

Acquisitions Update

For the year ended December 31, 2014, MEMP closed over $1.1 billion in acquisitions. These acquisitions expanded MEMP’s footprint in the Rockies, marked its entry into the Eagle Ford Shale trend in South Texas and added scale in East Texas. At the time of the respective acquisitions, these transactions added 564 Bcfe of proved reserves (98% oil / NGLs) and 52 MMcfe/d of average net daily production.

On February 23, 2015, MEMP closed a transaction with Memorial Resource Development Corp. (MRD) whereby MRD exchanged its East Texas and non-core Louisiana properties for all of MEMP’s interests in the Terryville Field in North Louisiana and cash consideration of approximately $78 million, subject to customary adjustments. The transaction provides MEMP with significant reserves, production, and drilling inventory in its core area of East Texas and has the following characteristics:

—	Expected to be immediately accretive to distributable cash flow and net asset value

—	Estimated net proved reserves of 267 Bcfe (23% proved developed / 75% gas)

—	Estimated December 2014 net production of approximately 27 MMcfe/d (78% gas)

—	Proved reserve to production ratio of 27 years

—	Increased operational control over existing East Texas assets

Hedging Summary

Consistent with its hedging policy, MEMP strengthened its overall hedge portfolio and executed additional hedges on a portion of its expected oil and natural gas volumes through 2019. MEMP has entered into natural gas, crude oil and NGL derivatives contracts covering the period from 2015 through December 2019. MEMP’s hedging policy is designed to reduce the impact to cash flows from commodity price and interest rate volatility.

The following table reflects the volumes of MEMP’s production covered by commodity derivative contracts and the average fixed or floor prices at which production is hedged. Targeted average net production estimate represents the midpoint of the annual production range in MEMP’s 2015 full year guidance. All of MEMP’s hedges are costless, fixed-price swaps and collars.

Hedge Summary *
	Year Ending December 31,
	2015	2016	2017	2018	2019

Natural Gas Derivative Contracts:
Total weighted-average fixed/floor price	$4.22	$4.22	$4.14	$4.28	$4.43
Percent of 2015 production hedged	78%	77%	71%	65%	59%

Crude Oil Derivative Contracts:
Total weighted-average fixed/floor price	$91.08	$86.87	$84.70	$83.74	$85.52
Percent of 2015 production hedged	89%	86%	93%	96%	49%

Natural Gas Liquids Derivative Contracts:
Total weighted-average fixed/floor price	$42.36	$40.36	$37.55	–	–
Percent of 2015 production hedged	76%	59%	16%	–	–

Total Derivative Contracts:
Total weighted-average fixed/floor price	$7.78	$7.53	$7.77	$8.19	$7.15
Percent of 2015 production hedged	80%	76%	66%	59%	44%

        * Updated hedge schedule as of February 25, 2015

MEMP has also strengthened its interest rate derivative position, which currently has an average of approximately $271 million of variable rate exposure hedged at a weighted average fixed LIBOR rate of 1.32% through 2017.

Additional information regarding MEMP’s hedging summary can be found on its website, www.memorialpp.com, under the Investor Relations section.

Financial Update

As of February 23, 2015 and after giving effect to the recent transaction, MEMP had total debt outstanding of approximately $1.8 billion, which included $1.2 billion of senior notes and $578 million under its revolving credit facility. The revolving credit facility, which has a $1.44 billion borrowing base, had $855 million of availability (including $6.7 million in letters of credit), which management believes will provide the financial flexibility to continue pursuing MEMP’s acquisition growth strategy.

Pursuant to its previously announced common unit repurchase program, as of February 23, 2015, MEMP had repurchased approximately 2.8 million units for a total consideration of approximately $41.4 million. These repurchase amounts are not indicative of MEMP’s go-forward repurchasing plan, and any future repurchases will be at management’s discretion. The repurchase program does not obligate MEMP to repurchase any specific dollar amount or number of common units and may be discontinued at any time.

All of the 5,360,912 outstanding subordinated units converted into common units on February 13, 2015. The subordinated units converted on a one-for-one basis into common units upon the payment of MEMP’s fourth quarter 2014 distribution. Upon conversion of the subordinated units, MEMP has approximately 84.1 million common units outstanding.

Full-Year 2015 Guidance*

The following guidance included in this press release is subject to the cautionary statements and limitations described under the “Forward-Looking Statements” caption at the end of this press release. MEMP’s 2015 guidance is based on its current expectations regarding capital expenditure levels and on the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products. It reflects the impact of forecasted growth capital spending as well as the impact of the oil and natural gas producing properties acquired throughout the year, including the transaction recently announced on February 24, 2015. A summary of the guidance, assuming no additional acquisitions, is presented below:

	2015 FY Guidance
	Low		High
Net Average Daily Production
Oil (MBbls/d)	10.3	-	11.0
NGLs (MBbls/d)	8.5	-	9.0
Natural Gas (MMcf/d)	136	-	145
Total (MMcfe/d)	249	-	265
Commodity Price Realizations (Unhedged)
Crude Oil Realized Price (% of WTI NYMEX)	90%	-	95%
NGL Realized Price (% of WTI NYMEX)	35%	-	39%
Natural Gas Realized Price (% of NYMEX to Henry Hub)	83%	-	89%
Average Costs
Lease Operating ($ / Mcfe)	$1.50	-	$1.65
Taxes (% of Revenue) (1)	7.0%	-	8.0%
Cash General and Administrative ($ / Mcfe)	$0.39	-	$0.43
Total Capital Expenditures ($MM)	$190	-	$210
Mid-Point Adjusted EBITDA ($MM)		$399
Mid-Point Cash Interest Expense ($MM)		$108
Mid-Point Maintenance Capital Expenditures ($MM)		$106
Mid-Point Distributable Cash Flow ($MM)		$185

(1) Includes production and ad valorem taxes

* Guidance as of February 25, 2015

These estimates reflect management’s best judgment based on current expectations about the future and anticipated market conditions based upon both stated and unstated assumptions and other factors. Although management believes such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks that are beyond MEMP’s control. Actual conditions and assumptions may change over the course of the year.

2015 Capital Program

In 2015, excluding potential future acquisitions, MEMP’s capital spending program is expected to be approximately $190 to $210 million. MEMP anticipates spending approximately 74% in East Texas, 10% in the Rockies, 7% in California, 5% in South Texas and 4% in the Permian Basin, based on the mid-point of the capital spending program in the Full-Year 2015 Guidance. Capital spending will be allocated approximately 78% to drilling new wells, 12% to on-site maintenance and facility upgrades, and 10% to workover and recompletion projects.

The majority of MEMP’s drilling program will be focused on its East Texas assets, with first production from 24 gross wells in 2015. MEMP also anticipates drilling 2 gross wells at the Bairoil Complex in the Rockies, 2 gross wells at the Beta Field in California and 2 gross wells on its non-operated Eagle Ford properties in South Texas. The majority of the facility upgrades will be in California, the Permian and the Rockies and workover and recompletion projects will be spread across all of MEMP’s properties.

Fourth Quarter 2014 Cash Distribution

As announced on January 27, 2015, the board of directors of MEMP’s general partner declared a cash distribution of $0.55 per unit for the fourth quarter of 2014. This distribution represents an annualized rate of $2.20 per unit. The distribution was paid on February 12, 2015 to unitholders of record as of the close of business on February 5, 2015.

Annual Report on Form 10-K and Unitholders’ Schedule K-1

The financial results included in this press release are preliminary and subject to adjustments to MEMP’s final audited financial statements and related footnotes, which will be available in its 2014 Annual Report on Form 10-K. MEMP expects to file its Annual Report on Form 10-K with the SEC no later than March 2, 2015. The Form 10-K will be available on MEMP’s website www.memorialpp.com under the Investor Relations section or the SEC’s website http://www.sec.gov.

Additionally, 2014 unitholder Schedule K-1 tax packages are expected to be available online via MEMP’s website at www.memorialpp.com on or about March 13, 2015. For additional information, unitholders may contact MEMP’s K-1 tax package support call center toll free at (844) 289-8098 between 8:00 a.m. and 5:00 p.m. Central Time Monday through Friday.

Conference Call

MEMP will host an investor conference call today at 10:00 a.m. Central Time to discuss these operating and financial results. Interested parties may join the webcast by visiting MEMP’s website www.memorialpp.com and clicking on the webcast link or by dialing (866) 501-5542 at least 15 minutes before the call begins and providing the passcode 62053348. The webcast and a telephonic replay will be available for seven days following the call and may be accessed by visiting MEMP’s website www.memorialpp.com or by dialing (855) 859-2056 and providing the passcode 62053348.

(1)Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures. Please see the reconciliation to the most comparable measure calculated in accordance with GAAP in the “Use of Non-GAAP Financial Measures” section of this press release.

(2)Standardized measure is defined as the present value of estimated future net revenues to be generated from the production of proved reserves, determined in accordance with the rules and regulations of the SEC, without giving effect to non-property related expenses, such as general and administrative expenses, interest and income tax expenses, or to depreciation, depletion and amortization. The future cash flows are discounted using an annual discount rate of 10%. Because MEMP is a limited partnership, MEMP is generally not subject to federal income taxes and thus makes no provision for federal income taxes in the calculation of its standardized measure. Standardized measure does not give effect to derivative transactions. MEMP expects to hedge a substantial portion of its future estimated production from total proved producing reserves.

About Memorial Production Partners LP

Memorial Production Partners LP is a publicly traded partnership engaged in the acquisition, production and development of oil and natural gas properties in the United States. MEMP’s properties consist of mature, legacy oil and natural gas fields. MEMP is headquartered in Houston, Texas. For more information, visit www.memorialpp.com.

Forward-Looking Statements

This press release may include “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that MEMP expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “may,” “should,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms or other comparable terminology often identify forward-looking statements. These statements are based on certain assumptions made by MEMP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of MEMP, which may cause MEMP’s actual results to differ materially from those implied or expressed by the forward-looking statements. Please read MEMP’s filings with the Securities and Exchange Commission (“SEC”), including “Risk Factors” in MEMP’s Annual Report on Form 10-K and if applicable, MEMP’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by these cautionary statements. Except as required by law, MEMP undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release.

Estimated Proved Reserves

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only “reserves” as defined by SEC rules. In addition, the estimates of reserves in this press release were prepared by internal reserve engineers and are based on various assumptions, including assumptions related to oil and natural gas prices as discussed above, drilling and operating expenses, capital expenditures, taxes and availability of funds. Please read MEMP’s filings with the SEC, including “Risk Factors” in MEMP’s Annual Report on Form 10-K, for a discussion of the risks and uncertainties involved in the process of estimating reserves. MEMP’s internal estimates of proved reserves may not be indicative of or may differ materially from the year-end estimates of MEMP’s proved reserves prepared or audited by a third party as a result of the SEC pricing and other assumptions employed by an independent reserve engineering firm.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as MEMP does.

Adjusted EBITDA. MEMP defines Adjusted EBITDA as net income or loss, plus interest expense; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived assets; accretion of asset retirement obligations; losses on commodity derivative contracts; cash settlements received on commodity derivative instruments; losses on sale of assets; unit-based compensation expenses; exploration costs; acquisition related costs; amortization of investment premium; and other non-routine items, less interest income; income tax benefit; gains on commodity derivative contracts; cash settlements paid on commodity derivative instruments; gains on sale of assets and other non-routine items. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of MEMP’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) the financial performance of its assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest, support MEMP’s indebtedness and make distributions on its units; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to Adjusted EBITDA is net cash flows provided by operating activities.

Distributable Cash Flow. MEMP defines distributable cash flow as Adjusted EBITDA, less cash income taxes; cash interest expense; and estimated maintenance capital expenditures. Management compares the distributable cash flow MEMP generates to the cash distributions it expects to pay MEMP’s partners. Using this metric, management computes MEMP’s distribution coverage ratio. Distributable cash flow is an important non-GAAP financial measure for MEMP’s limited partners since it serves as an indicator of MEMP’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not MEMP is generating cash flows at a level that can sustain or support an increase in its quarterly cash distributions. Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder. The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Selected Operating and Financial Data (Tables)

Memorial Production Partners LP
Selected Financial Data – Unaudited
Statement of Operations Data			Year Ended
(In thousands, except per unit data)	Three Months		December 31,

	4Q 2014	3Q 2014	2014	2013

Revenues:
Oil & natural gas sales	$121,879	$145,824	$490,249	$341,197
Pipeline tariff income and other	696	1,419	3,856	2,419

Total revenues	$122,575	$147,243	$494,105	$343,616

Costs and expenses:
Lease operating	41,287	39,312	134,654	88,893
Pipeline operating	472	431	2,068	1,835
Exploration costs	538	42	790	1,130
Production and ad valorem taxes	8,472	10,469	31,601	17,784
Depreciation, depletion, and amortization	49,574	43,928	155,404	97,269
Impairment of proved oil and natural gas properties	340,359	67,181	407,540	54,362
General and administrative	13,859	11,214	45,619	43,495
Accretion of asset retirement obligations	1,512	1,383	5,618	4,853
(Gain) loss on commodity derivative instruments	(520,964)	(156,402)	(492,254)	(26,281)
(Gain) loss on sale of properties	—	—	—	(2,848)
Other, net	—	—	(12)	647

Total costs and expenses	(64,891)	17,558	291,028	281,139

Operating income	187,466	129,685	203,077	62,477
Other income (expense):
Interest expense, net	(22,977)	(26,459)	(83,550)	(41,901)
Other income (expense)	(327)	—	(327)	—

Total other income (expense)	(23,304)	(26,459)	(83,877)	(41,901)

Income (loss) before income taxes	164,162	103,226	119,200	20,576
Income tax benefit (expense)	(1,046)	—	(1,121)	(308)

Net income (loss)	163,116	103,226	118,079	20,268
Net income (loss) attributable to noncontrolling interest	(161)	150	32	267

Net income (loss) attributable to Memorial Production Partners LP	$163,277	$103,076	$118,047	$20,001

Limited partners’ interest in net income:
Net income (loss) attributable to Memorial Production Partners LP	$163,277	$103,076	$118,047	$20,001
Net (income) loss allocated to previous owners	—	—	—	(11,275)
Net (income) loss allocated to general partner	(163)	(103)	(118)	(49)
Net (income) loss allocated to NGP IDRs	(48)	(48)	(176)	—

Limited partners’ interest in net income	$163,066	$102,925	$117,753	$8,677

Earnings per unit:
Basic and diluted earnings per limited partner unit	$1.88	$1.39	$1.66	$0.19

Cash distribution declared per unit	$0.55	$0.55	$2.20	$2.08

Weighted average number of limited partner units outstanding	86,596	73,815	70,859	46,017

Oil and natural gas revenue:
Oil sales	$70,321	$89,378	$262,407	$171,095
NGL sales	15,760	19,937	64,718	51,215
Natural gas sales	35,798	36,509	163,124	118,887

Total oil and natural gas revenue	$121,879	$145,824	$490,249	$341,197

Production volumes:
Oil (MBbls)	1,036	986	3,092	1,764
NGLs (MBbls)	645	554	2,143	1,632
Natural gas (MMcf)	10,869	9,948	41,494	35,924

Total (MMcfe)	20,956	19,188	72,902	56,303

Average net production (MMcfe/d)	227.8	208.6	199.7	154.3

Average sales price:
Oil (per Bbl)	$67.87	$90.63	$84.88	$96.98
NGL (per Bbl)	24.43	36.01	30.20	31.38
Natural gas (per Mcf)	3.29	3.67	3.93	3.31

Total per (Mcfe)	$5.82	$7.60	$6.72	$6.06

Average unit costs per Mcfe:
Lease operating expense	$1.97	$2.05	$1.85	$1.58
Production and ad valorem taxes	$0.40	$0.55	$0.43	$0.32
General and administrative expenses	$0.66	$0.58	$0.63	$0.77
Depletion, depreciation, and amortization	$2.37	$2.29	$2.13	$1.73

Selected Financial Data – Unaudited
Balance Sheet Data
(In thousands)
	December 31, 2014	December 31, 2013

Balance Sheet Data:
Total current assets	$301,748	$70,124
Oil and natural gas properties, net	2,216,489	1,348,680
Total assets	2,930,559	1,552,307
Total current liabilities	147,404	73,174
Long-term debt	1,595,413	792,067
Total liabilities	1,854,902	972,691
Total previous owner and partners’ equity	1,070,097	574,088
Total non-controlling interest	5,560	5,528

Memorial Production Partners LP
Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures
Adjusted EBITDA			Year Ended
(In thousands)	Three Months		December 31,

	4Q 2014	3Q 2014	2014	2013

Calculation of Adjusted EBITDA:
Net income (loss)	$163,116	$103,226	$118,079	$20,268
Interest expense, net	22,977	26,459	83,550	41,901
Income tax expense (benefit)	1,046	—	1,121	308
Depreciation, depletion and amortization	49,574	43,928	155,404	97,269
Impairment of oil and gas properties	340,359	67,181	407,540	54,362
Accretion of asset retirement obligations	1,512	1,383	5,618	4,853
(Gain) loss on commodity derivative instruments	(520,964)	(156,402)	(492,254)	(26,281)
Cash settlements received on commodity derivative instruments	28,521	876	13,522	19,879
Acquisition related expenses	451	925	4,363	6,729
Unit-based compensation expense	2,487	2,427	7,874	4,615
Gain on sale of properties	—	—	—	(2,848)
Non-cash loss on office lease	1,442	—	1,442	—
Exploration costs	538	42	790	1,130
Provision for environmental remediation	—	—	2,852	—

Adjusted EBITDA	$91,059	$90,045	$309,901	$222,185

Reconciliation of Net Cash from Operating Activities to Adjusted EBITDA:

Net cash provided by operating activities	$41,121	$87,725	$224,898	$193,697
Changes in working capital	24,750	(24,098)	(3,953)	(16,739)
Interest expense, net	22,977	26,459	83,550	41,901
Premiums paid for derivatives	—	—	—	—
Gain (loss) on interest rate derivative instruments	1,011	231	151	548

Cash settlements paid (received) on interest rate swaps	622	564	1,829	960
Acquisition related expenses	451	925	4,363	6,729
Amortization of premium/(discount) on senior notes	(613)	(569)	(1,921)	(504)
Amortization of deferred financing fees	(1,292)	(1,234)	(4,227)	(5,845)
Environmental reserve	—	—	2,852	—
Non-cash loss on office lease	1,442	—	1,442	—
Current income tax expense (benefit) portion	52	—	127	308
Exploration costs	538	42	790	1,130

Adjusted EBITDA	$91,059	$90,045	$309,901	$222,185

Memorial Production Partners LP
Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures
Distributable Cash Flow			Year Ended
(In thousands)	Three Months		December 31,

	4Q 2014	3Q 2014	2014	2013

Calculation of Adjusted EBITDA:
Net income (loss)	$163,116	$103,226	$118,079	$20,268
Interest expense, net	22,977	26,459	83,550	41,901
Income tax expense (benefit)	1,046	—	1,121	308
Depreciation, depletion and amortization	49,574	43,928	155,404	97,269
Impairment of oil and gas properties	340,359	67,181	407,540	54,362
Accretion of asset retirement obligations	1,512	1,383	5,618	4,853

(Gain) loss on commodity derivative instruments	(520,964)	(156,402)	(492,254)	(26,281)
Cash settlements received on commodity derivative instruments	28,521	876	13,522	19,879
Acquisition related expenses	451	925	4,363	6,729
Unit-based compensation expense	2,487	2,427	7,874	4,615
Gain on sale of properties	—	—	—	(2,848)
Non-cash loss on office lease	1,442	—	1,442	—
Exploration costs	538	42	790	1,130
Provision for environmental remediation	—	—	2,852	—

Adjusted EBITDA	$91,059	$90,045	$309,901	$222,185
Less: Cash interest expense	25,490	25,452	82,224	34,744
Less: Estimated maintenance capital expenditures	25,725	25,725	89,617	43,151
Less: Adjusted EBITDA prior to effective date of common control transactions	—	—	—	27,396

Total Distributable cash flow	$39,844	$38,868	$138,060	$116,894

Less: Distribution to GP & NGP IDRs	104	104	355	193

Distributable cash flow available to Limited Partners	$39,740	$38,764	$137,705	$116,701

Cash distribution to limited partners	$46,131	$47,669	$166,955	$112,785

Distribution coverage ratio	0.86x	0.81x	0.82x	1.03x

2015 Adjusted EBITDA and Distributable Cash Flow Guidance Reconciliation Table

Memorial Production Partners LP 2015 Adjusted EBITDA Guidance (In millions)

Mid-Point For Year Ended
December 31, 2015

Calculation of Adjusted EBITDA:
Net income	$75
Interest expense	108
Depletion, depreciation, and amortization	216

Adjusted EBITDA	$399

Reconciliation of Net Cash From Operating Activities to Adjusted EBITDA:
Net cash provided by operating activities	$291
Changes in working capital	-
Interest expense	108

Adjusted EBITDA	$399

Reconciliation of Adjusted EBITDA to Distributable Cash Flow:
Adjusted EBITDA	$399
Cash Interest Expense	(108)
Estimated maintenance capital expenditures	(106)

Distributable Cash Flow	$185

Contact

Memorial Production Partners LP

Ronnetta Eaton - Manager, Investor Relations

(713) 588-8350

ir@memorialpp.com